Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Amendment No. 3 to Registration Statement on Form SB-2 of our report (which contains an explanatory paragraph relating to the ability of VirnetX Holding Corporation (formerly, PASW, Inc.) to continue as a going concern as described in Note 11 to the financial statements) dated March 28, 2007, relating to the financial statements of VirnetX Holding Corporation as of December 31, 2006 and 2005 and for years then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Farber Hass Hurley & McEwen LLP
Granada Hills, CA
November 15, 2007